Exhibit 99.1

LogicBio Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Updates

CAMBRIDGE, Mass., April 1, 2019 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases, today reported financial results and provided a corporate update for the fourth quarter and full year ended December 31, 2018.

“In 2018 we made steady progress advancing GeneRide™, our proprietary promoterless, nuclease-free genome editing platform,” said Fred Chereau, CEO of LogicBio. “This year, we intend to file an Investigational New Drug (IND) application for our lead candidate, LB-001, in methylmalonic acidemia. We will also continue to build out our team to expand our CMC capacity and analytical development capabilities as we advance our pipeline of product candidates designed to deliver disease-modifying therapies to pediatric patients with rare diseases. Finally, we are excited about our ongoing work developing next-generation adeno-associated virus (AAV) vectors in partnership with the Children’s Medical Research Institute in Australia, a world leader in gene therapy.”

Recent Highlights and Outlook

Significant Expansion of Leadership and Lab Space to Support Advancement of Pipeline: LogicBio significantly expanded its research and technology development groups as well as its leadership team as the Company continues to advance its lead product candidate to an expected IND filing by the end of 2019. Of note, in February 2019, the Company appointed Kenneth Huttner, M.D., Ph.D., as Senior Vice President, Head of Clinical Development, and in December 2018, announced the appointment of Richard Moscicki, M.D., and Michael Wyzga to its Board of Directors. LogicBio has also tripled the size of its lab space and moved into new facilities in Cambridge. The new offices and lab support continued growth of the research team and the development of state-of-the-art analytics to characterize and advance product candidates using GeneRide.

Developing Genome Editing Platform GeneRide: The Company continues to develop GeneRide, its proprietary promoterless, nuclease-free genome editing technology. GeneRide harnesses homologous recombination to precisely integrate corrective genes into a patient’s genome and leverages endogenous promoters to drive gene expression, providing a stable therapeutic effect. LogicBio is initially targeting rare liver disorders in pediatric patients where it is critical to provide treatment early in a patient’s life before irreversible disease pathology can occur. The Company continues to use a modular approach to build its pipeline, leveraging the same homology arms, site of integration and delivery vector for each candidate for a given tissue type. Together with its collaborators, LogicBio has demonstrated proof-of-concept for compounds utilizing GeneRide in animal models of methylmalonic acidemia (MMA), hemophilia B, alpha-1-antitrypsin deficiency (A1ATD), and Crigler-Najjar syndrome. The Company is initially pursuing MMA and plans to nominate a second indication by the end of 2019.

Lead Product Candidate LB-001 in Development for MMA: The Company is initially examining the potential of its GeneRide platform in MMA, a life-threatening disease that typically presents at birth for which there are no approved therapies. LogicBio has demonstrated preclinical proof-of-concept of GeneRide in multiple animal models of the disease, improving survival and reversing disease pathology.

In preclinical MMA models, LogicBio has shown that cells into which GeneRide has inserted a transgene demonstrate a selective survival advantage over cells not expressing the transgene. The Company expects to file an IND for LB-001 in the fourth quarter of 2019 and initiate a Phase 1/2 trial in 2020.

Fourth Quarter and Full Year 2018 Financial Results

Cash, cash equivalents, and marketable securities at December 31, 2018, were $80.9 million, compared to $12.9 million at September 30, 2018, and $24.6 million at December 31, 2017.

For the three months ended December 31, 2018, net loss attributable to common stockholders was $7.1 million, or $0.41 per share, compared to $5.0 million, or $3.05 per share, for the same period in 2017. The increase in the fourth quarter and the full year in 2018 was primarily attributable to the proceeds from LogicBio’s initial public offering (IPO), which was completed in October 2018. The Company received approximately $72,300 in net proceeds after deducting under writing discounts and commissions and offering costs.

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R&D Expenses: R&D expenses were $5.0 million for the three months ended December 31, 2018, compared to $2.1 million for the same period last year. The increase was primarily attributable to the increase in the overall research and development activities, including manufacturing expenses related to the lead product candidate, LB-001.

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G&A Expenses: General and administrative expenses were $2.4 million for the three months ended December 31, 2018, compared to $1.0 million for the same period last year. The increase was primarily related to operating costs as a result of the Company’s transition from a private company to a public company, including legal, accounting and insurance expenses.

For the full year 2018, net loss attributable to common stockholders was $17.6 million, or $3.04 per share, compared to $5.8 million, or $5.54 per share, for 2017.

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R&D Expenses: R&D expenses were $11.1 million for 2018, compared to $3.6 million for 2017. The increase was primarily attributable to the increase in the overall research and development activities, including manufacturing expenses related to the lead product candidate, LB-001.

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G&A Expenses: General and administrative expenses were $6.9 million for 2018, compared to $2.3 million for 2017. The increase was primarily related to increased operating costs as a result of the Company’s transition from a private company to a public company, including legal, accounting and insurance expenses.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide™ enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Quarterly Report on Form 10-Q filed on December 3, 2018 with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
OPERATING EXPENSES:
Research and development	$4,966	$2,090	$11,079	$3,558
General and administrative	2,411	993	6,864	2,296

Total operating expenses	7,377	3,083	17,943	5,854

LOSS FROM OPERATIONS	(7,377)	(3,083)	(17,943)	(5,854)

OTHER INCOME, NET:
Interest income, net	365	67	567	54
Other (expense) income, net	(1)	18	(159)	67

Total other income, net	364	85	408	121

Loss before income taxes	(7,013)	(2,998)	(17,535)	(5,733)
Income tax provision	(48)	(15)	(86)	(62)

Net loss	$(7,061)	$(3,013)	$(17,621)	$(5,795)

Net loss attributable to common stockholders—basic and diluted	$(7,061)	$(4,953)	$(17,621)	$(7,735)

Net loss per share attributable to common stockholders—basic and diluted	$(0.41)	$(3.05)	$(3.04)	$(5.54)

Weighted-average common stock outstanding—basic and diluted	17,189,067	1,621,464	5,801,533	1,395,381

LogicBio Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	December 31, 2018	December 31, 2017
Cash and cash equivalents	$80,906	$24,575
Other assets	2,004	1,599

TOTAL ASSETS	$82,910	$26,174

Accounts payable, accrued expenses and other liabilities	$2,685	$1,711
Convertible preferred stock	—	33,062
Stockholders’ equity (deficit)	80,225	(8,599)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$82,910	$26,174

Contacts:

Michael Schaffzin

Stern Investor Relations

michael@sternir.com

212-362-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333